Exhibit 99.1
Enterprise Reports Results for Third Quarter 2022

Houston, Texas (Tuesday, November 1, 2022) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2022.

Enterprise reported net income attributable to common unitholders of $1.4 billion, or $0.62 per unit on a fully diluted basis, for the third quarter of 2022, compared to $1.2 billion, or $0.52 per unit on a fully diluted basis, for the third quarter of 2021.  Net income for the third quarters of 2022 and 2021 was reduced by non-cash, asset impairment charges of $29 million, or $0.01 per fully diluted unit.

Distributable Cash Flow (“DCF”), excluding proceeds from asset sales, increased 16 percent to $1.9 billion for the third quarter of 2022 compared to $1.6 billion for the third quarter of 2021.  Distributions declared with respect to the third quarter of 2022 increased 5.6 percent to $0.475 per unit, or $1.90 per unit annualized, compared to distributions declared for the third quarter of 2021.  DCF provided 1.8 times coverage of the distribution declared with respect to the third quarter of 2022.  Enterprise retained $826 million of DCF for the third quarter of 2022, and $3.3 billion for the twelve months ended September 30, 2022.

Adjusted cash flow provided by operating activities (“Adjusted CFFO”) was $2.0 billion for the third quarter of 2022 compared to $1.7 billion for the third quarter of 2021.  Enterprise’s payout ratio of distributions to common unitholders and partnership unit buybacks for the twelve months ended September 30, 2022, was 56 percent of Adjusted CFFO.  For the twelve months ended September 30, 2022, Adjusted Free Cash Flow (“Adjusted FCF”) was $3.0 billion.  Excluding $3.2 billion used for the acquisition of Navitas Midstream Partners, LLC (“Navitas Midstream”) in February 2022, the partnership’s payout ratio of Adjusted FCF for this period was 70 percent.

Third Quarter Highlights
	Three Months Ended September 30,
($ in millions, except per unit amounts)	2022	2021
Operating income	$1,712	$1,513
Net income (1)	$1,392	$1,182
Fully diluted earnings per common unit (1)	$0.62	$0.52
Total gross operating margin (2)	$2,321	$2,089
Adjusted EBITDA (2)	$2,258	$2,015
Adjusted CFFO (2)	$1,950	$1,722
Adjusted FCF (2)	$1,476	$1,191
DCF (2)	$1,868	$1,613

(1)	Net income and fully diluted earnings per common unit for the third quarters of 2022 and 2021 include non-cash, asset impairment charges of $29 million, or $0.01 per unit.
(2)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted CFFO, Adjusted FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to common unitholders for the third quarters of 2022 and 2021 included $48 million and $47 million, respectively, of non-cash, mark-to-market (“MTM”) net gains on financial instruments used in our hedging activities.

•
Capital investments were $474 million in the third quarter of 2022, which included $397 million of organic growth capital expenditures and $77 million for sustaining capital expenditures.  For the first nine months of 2022, capital investments were $4.4 billion, which included $3.2 billion for the acquisition of Navitas Midstream, $973 million of growth capital expenditures and $234 million for sustaining capital expenditures.

•
During the third quarter of 2022, Enterprise repurchased approximately 3.9 million of its common units on the open market for approximately $95 million. For the nine months ended September 30, 2022, the partnership repurchased approximately 5.3 million common units for approximately $130 million.  Including these purchases, the partnership has utilized 31 percent of its authorized $2.0 billion unit buyback program.

Third Quarter Volume Highlights
	Three Months Ended September 30,
	2022	2021
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.7	6.3
Marine terminal volumes (million BPD)	1.7	1.5
Natural gas pipeline volumes (TBtus/d)	17.5	14.6
NGL fractionation volumes (million BPD)	1.4	1.3
Propylene plant production volumes (MBPD)	101	96
Fee-based natural gas processing volumes (Bcf/d)	5.2	4.0
Equity NGL-equivalent production volumes (MBPD)	182	150

As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“Enterprise reported strong financial results for the third quarter of 2022,” said A.J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “Our third quarter performance was very similar to our record second quarter of 2022.  Enterprise reported a $232 million increase in gross operating margin for the third quarter of 2022 compared to the third quarter of last year.  These results were primarily driven by contributions from the partnership’s Midland Basin natural gas gathering and processing business (acquired in February 2022) and higher gross operating margin from our natural gas processing, octane enhancement and natural gas pipeline businesses.  These businesses more than offset a $149 million decrease in gross operating margin from our propylene business, primarily due to lower average propylene sales margins, and a $59 million decrease in gross operating margin from our EFS Midstream System due to the expiration of minimum volume commitments in July 2022.”

“During the third quarter, our pipelines transported a record 11.3 million barrels per day equivalent of NGLs, crude oil, natural gas, refined products and petrochemicals.  Enterprise’s natural gas pipelines transported a record 17.5 trillion Btus per day for the third quarter of 2022.  The partnership also set quarterly volumetric records for NGL fractionation, ethane export, butane isomerization and fee-based natural gas processing volumes,” stated Teague.

“Enterprise generated $1.9 billion of DCF for the third quarter of 2022 that provided 1.8 times coverage of the cash distribution for the quarter.  We retained approximately $826 million of excess DCF to reinvest in the partnership, reduce debt and buy back common units.  We have $5.5 billion of organic growth projects under construction.  These major projects remain on-time and on-budget,” said Teague.

Review of Third Quarter 2022 Results

Enterprise reported an 11 percent increase in total gross operating margin to $2.3 billion for the third quarter of 2022 compared to $2.1 billion for the third quarter of 2021.  Below is a detailed review of each business segment’s quarterly performance.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.3 billion for the third quarter of 2022, a 27 percent increase from $1.0 billion reported for the third quarter of 2021.

Enterprise’s natural gas processing and related NGL marketing business reported gross operating margin of $485 million for the third quarter of 2022, an 84 percent increase over gross operating margin of $264 million for the third quarter of 2021.  Gross operating margin for the third quarters of 2022 and 2021 included non-cash, MTM gains of $18 million and $38 million, respectively.

The partnership’s Midland Basin natural gas processing facilities, acquired in February 2022, contributed $128 million of gross operating margin in the third quarter of 2022 on 972 MMcf/d of fee-based natural gas processing volumes and 57 MBPD of equity NGL-equivalent production volumes.

The partnership’s Delaware Basin natural gas processing plants reported $93 million of gross operating margin this quarter compared to $57 million for the third quarter of 2021.  The $36 million net increase was primarily due to higher average processing margins, including the impact of hedging activities, and higher fee-based natural gas processing volumes of 180 MMcf/d, partially offset by lower equity NGL-equivalent production volumes of 26 MBPD.

Gross operating margin from Enterprise’s South Texas natural gas processing facilities increased $12 million this quarter compared to the same quarter last year, primarily due to higher average processing margins, including the impact of hedging activities. Fee-based natural gas processing volumes at these facilities increased 64 MMcf/d for the third quarter of 2022 compared to the same quarter last year.

In general, higher NGL prices contributed to an increase in average processing margins for Enterprise’s natural gas processing business.  The weighted-average indicative NGL price for the third quarter of 2022 increased 13 percent to $0.95 per gallon from $0.84 per gallon for the third quarter of 2021.  Total fee-based natural gas processing volumes were a record 5.2 Bcf/d in the third quarter of 2022 compared to 4.0 Bcf/d in the third quarter of 2021.  Equity NGL-equivalent production volumes were 182 MBPD for the third quarter of 2022 compared to 150 MBPD for the same quarter last year.

Gross operating margin from NGL marketing activities increased a net $46 million for the third quarter of 2022 compared to the third quarter of 2021, primarily due to higher average sales margins and sales volumes, partially offset by lower non-cash, MTM earnings.

Gross operating margin from the partnership’s NGL pipelines and storage business for the third quarter of 2022 increased to $611 million compared to $570 million for the third quarter of 2021. NGL pipeline transportation volumes increased to 3.7 million BPD in the third quarter of 2022 from 3.5 million BPD in the third quarter of 2021, and NGL marine terminal volumes increased to 747 MBPD in the third quarter of 2022 from 664 MBPD in the third quarter of 2021.

Gross operating margin from the partnership’s Eastern ethane pipelines, which include our ATEX and Aegis pipelines, increased a combined $39 million for the third quarter of this year compared to the third quarter of 2021, primarily due to higher transportation volumes of 30 MBPD on the ATEX Pipeline as well as higher deficiency fees.

A number of Enterprise’s NGL pipelines, including the Mid-America (“MAPL”) and Seminole NGL Pipeline Systems, Shin Oak NGL Pipeline and Chaparral NGL pipeline, serve the Permian Basin and Rocky Mountain regions.  On a combined basis, these pipelines reported a net $25 million decrease in gross operating margin for the third quarter of 2022 compared to the third quarter of 2021, primarily due to lower deficiency fees, including the impacts of certain contracts associated with the Rocky Mountain pipeline segment of the MAPL system that terminated during the third quarter of 2021, and higher utility and other operating costs, partially offset by higher transportation volumes of 34 MBPD, net to our interest.

The Enterprise Hydrocarbons Terminal (“EHT”) had a $18 million decrease in gross operating margin for the third quarter of this year compared to the third quarter of 2021, primarily due to lower average loading fees.  LPG export volumes at EHT increased 49 MBPD this quarter compared to the third quarter of last year.  The partnership’s Morgan’s Point Ethane Export Terminal reported a $16 million increase in gross operating margin, primarily attributable to higher average loading fees and a 34 MBPD increase in export volumes.

Gross operating margin from the partnership’s NGL storage complex in Chambers County, Texas increased $11 million for the third quarter of 2022 compared to the third quarter of last year, primarily due to higher storage revenues.

Enterprise’s NGL fractionation business reported gross operating margin of $200 million for the third quarter of 2022 compared to $189 million for the third quarter of 2021.  Total NGL fractionation volumes were a record 1.4 million BPD in the third quarter of 2022 compared to 1.3 million BPD for the third quarter of 2021.

The partnership’s gasoline hydrotreater, which commenced operations in October 2021 contributed $9 million of gross operating margin this quarter.

Enterprise’s Norco NGL fractionator in Louisiana reported an $8 million increase in gross operating margin for the third quarter of 2022 compared to the third quarter of 2021, primarily due to higher fractionation volumes of 23 MBPD.  The Norco NGL fractionator was down for 29 days during the third quarter of 2021 due to damages sustained from Hurricane Ida.

Gross operating margin from Enterprise’s Chambers County NGL fractionation complex decreased a net $11 million in the third quarter of 2022 compared to the third quarter of 2021 primarily due to higher utility and other operating costs, partially offset by a 66 MBPD, net to our interest, increase in fractionation volumes and higher average fractionation fees.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $415 million for the third quarter of 2022 compared to $423 million for the third quarter of 2021.  Gross operating margin for the third quarters of 2022 and 2021 included non-cash, MTM gains related to hedging activities of $31 million and $11 million, respectively.  Total crude oil pipeline transportation volumes were 2.2 million BPD for the third quarter of 2022 compared to 2.0 million BPD for the third quarter of 2021.  Total crude oil marine terminal volumes increased 40 percent to 824 MBPD this quarter from 588 MBPD for the third quarter of last year.

Gross operating margin from Enterprise’s EFS Midstream System decreased $59 million this quarter compared to the third quarter of 2021, primarily due to lower deficiency fees as a result of the expiration of minimum volume commitments associated with certain long-term gathering agreements entered into at the time Enterprise acquired the system in July 2015.  The EFS Midstream System will continue to transport volumes produced from dedicated acreage through the remaining term of these agreements.

Enterprise’s share of gross operating margin associated with the Seaway Pipeline decreased $19 million for the third quarter of this year compared to the same quarter in 2021, primarily due to lower average transportation fees. Transportation volumes on our Seaway Pipeline increased 96 MBPD, net to our interest.

Gross operating margin from Enterprise’s Midland-to-ECHO Pipeline System decreased a net $5 million for the third quarter of 2022 compared to the third quarter of 2021, primarily due to lower average sales margins, partially offset by higher transportation volumes of 89 MBPD, net to our interest, and higher average transportation fees.

Gross operating margin from other crude oil marketing activities increased $46 million, primarily due to higher average sales margins and higher non-cash MTM earnings.

Gross operating margin from the partnership’s West Texas Pipeline System increased $21 million, primarily due to higher ancillary service and other revenues.  Transportation volumes increased 5 MBPD on this pipeline system.

Gross operating margin from Enterprise’s South Texas Crude Oil Pipeline System increased a net $12 million, primarily due to higher ancillary service and other revenues, partially offset by lower average transportation fees.  Transportation volumes increased 7 MBPD on this pipeline system.

Natural Gas Pipelines & Services – Gross operating margin from the Natural Gas Pipelines & Services segment increased 25 percent to $278 million for the third quarter of 2022 from $223 million for the third quarter of 2021.  Total natural gas transportation volumes increased 20 percent to a record 17.5 TBtus/d this quarter compared to 14.6 TBtus/d for the same quarter of 2021.

Gross operating margin from the partnership’s Texas Intrastate System increased $40 million this quarter compared to the third quarter of 2021, primarily due to higher average transportation fees, higher ancillary and other revenues and higher capacity reservation revenues.  Transportation volumes for the Texas Intrastate System increased 421 BBtus/d to 5.6 TBtus/d this quarter.

On a combined basis, gross operating margin from the partnership’s Jonah Gathering System, Piceance Basin Gathering System, and San Juan Gathering System in the Rocky Mountains increased $17 million for the third quarter of 2022 compared to the third quarter of 2021, primarily due to higher average gathering fees.  Gathering volumes on these systems decreased a combined 139 BBtus/d this quarter compared to the same quarter of 2021.

Enterprise’s Midland Basin Gathering System, acquired in February 2022, generated $15 million of gross operating margin this quarter on gathering volumes of 1.3 TBtus/d.

Gross operating margin from Enterprise’s natural gas marketing business decreased $22 million, primarily due to lower average sales margins.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $353 million for the third quarter of 2022 compared to $411 million for the third quarter of 2021.  Total segment pipeline transportation volumes were 758 MBPD for the third quarter of 2022 compared to 782 MBPD for the third quarter of 2021.  Total refined products and petrochemicals marine terminal volumes were 166 MBPD this quarter compared to 264 MBPD for the same quarter of 2021.

Gross operating margin from propylene production and related activities decreased $149 million for the third quarter of 2022 compared to the third quarter of 2021.  Gross operating margin from the partnership’s Chambers County propylene production facilities decreased a net $141 million for the third quarter of 2022 compared to the third quarter of 2021 primarily due to lower average propylene sales margins, lower average processing fees and higher utility and other operating costs, partially offset by higher propylene sales volumes.  Total propylene and associated by-product production volumes at these facilities increased 6 MBPD this quarter compared to the same quarter of 2021.

The octane enhancement and related operations business reported a net $59 million increase in gross operating margin this quarter compared to the third quarter of 2021, primarily due to higher sales margins, partially offset by higher utility and other operating costs.

The partnership’s ethylene exports and related activities generated a $10 million increase in gross operating margin for the third quarter of 2022, primarily due to higher average loading fees, a 24 MBPD increase in transportation volumes and higher storage and other revenues.

Enterprise’s refined products pipelines and related activities reported a net $8 million increase in gross operating margin for the third quarter of 2022 compared to the third quarter of 2021, primarily due to higher average sales margins from refined products marketing, partially offset by lower transportation volumes of 69 MBPD and related fees from the refined products pipelines.

Gross operating margin for the marine transportation and other services business increased $12 million for the third quarter of 2022 compared to the same period in 2021, primarily due to higher average fees and fleet utilization rates.

Capitalization

Total debt principal outstanding at September 30, 2022 was $29.5 billion, including $2.3 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At September 30, 2022, Enterprise had consolidated liquidity of approximately $3.3 billion, comprised of available borrowing capacity under its revolving credit facilities and unrestricted cash on hand.

At September 30, 2022, approximately 93 percent of Enterprise’s debt had fixed interest rates.  The debt portfolio had a weighted-average maturity of approximately 20 years with a weighted-average interest rate of 4.4 percent for debt outstanding at September 30, 2022.

Capital Investments

Total capital investments in the third quarter of 2022 were $474 million, which included $77 million of sustaining capital expenditures.  For the first nine months of 2022, Enterprise’s capital investments totaled $4.4 billion, which included $3.2 billion for the acquisition of Navitas Midstream, $973 million for organic growth capital projects and $234 million of sustaining capital expenditures.

Our current expectation for growth capital investments associated with sanctioned projects for 2022 and 2023 is approximately $1.6 billion and $2.0 billion, respectively.  We currently expect sustaining capital expenditures to be approximately $350 million for 2022.

Conference Call to Discuss Third Quarter 2022 Earnings

Today, Enterprise will host a conference call to discuss third quarter 2022 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage, and marine terminals and related services; and a marine transportation business that operates on key United States inland and intracoastal waterway systems.  The partnership’s assets include more than 50,000 miles of pipelines; over 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2022	2021	2022	2021	2022
Revenues	$15,468	$10,832	$44,536	$29,437	$55,906
Costs and expenses:
Operating costs and expenses	13,812	9,409	39,550	25,029	49,599
General and administrative costs	55	47	179	155	233
Total costs and expenses	13,867	9,456	39,729	25,184	49,832
Equity in income of unconsolidated affiliates	111	137	335	447	471
Operating income	1,712	1,513	5,142	4,700	6,545
Other income (expense):
Interest expense	(309)	(316)	(937)	(955)	(1,265)
Other, net	7	1	12	3	14
Total other expense, net	(302)	(315)	(925)	(952)	(1,251)
Income before income taxes	1,410	1,198	4,217	3,748	5,294
Provision for income taxes	(18)	(16)	(54)	(57)	(67)
Net income	1,392	1,182	4,163	3,691	5,227
Net income attributable to noncontrolling interests	(31)	(28)	(93)	(82)	(128)
Net income attributable to preferred units	(1)	(1)	(3)	(3)	(4)
Net income attributable to common unitholders	$1,360	$1,153	$4,067	$3,606	$5,095
Per common unit data (fully diluted):
Earnings per common unit	$0.62	$0.52	$1.85	$1.64	$2.32
Average common units outstanding (in millions)	2,199	2,204	2,200	2,204	2,200

Supplemental financial data:
Net cash flow provided by operating activities	$1,050	$2,370	$5,314	$6,387	$7,440
Cash flows used in investing activities	$441	$492	$4,309	$1,721	$4,723
Cash flows used in financing activities	$751	$131	$3,715	$3,466	$4,820
Total debt principal outstanding at end of period	$29,476	$29,821	$29,476	$29,821	$29,476

Non-GAAP Distributable Cash Flow (1)	$1,868	$1,613	$5,723	$4,949	$7,382
Non-GAAP Adjusted EBITDA (2)	$2,258	$2,015	$6,933	$6,269	$9,045
Non-GAAP Adjusted Cash flow from operations (3)	$1,950	$1,722	$5,996	$5,340	$7,803
Non-GAAP Free Cash Flow (4)	$576	$1,839	$894	$4,574	$2,616
Non-GAAP Adjusted Free Cash Flow (4)	$1,476	$1,191	$1,576	$3,527	$2,979
Gross operating margin by segment:
NGL Pipelines & Services	$1,296	$1,023	$3,848	$3,207	$4,957
Crude Oil Pipelines & Services	415	423	1,237	1,242	1,675
Natural Gas Pipelines & Services	278	223	727	960	922
Petrochemical & Refined Products Services	353	411	1,178	1,019	1,516
Total segment gross operating margin (5)	2,342	2,080	6,990	6,428	9,070
Net adjustment for shipper make-up rights (6)	(21)	9	(49)	46	(42)
Non-GAAP total gross operating margin (7)	$2,321	$2,089	$6,941	$6,474	$9,028

(1)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(6)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(7)	See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2022	2021	2022	2021	2022
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,702	3,481	3,650	3,389	3,608
NGL marine terminal volumes (MBPD)	747	664	713	661	697
NGL fractionation volumes (MBPD)	1,371	1,254	1,341	1,229	1,338
Equity NGL-equivalent production volumes (MBPD) (2)	182	150	188	169	194
Fee-based natural gas processing volumes (MMcf/d) (3,4)	5,202	3,990	5,091	4,064	5,056
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,216	2,047	2,204	2,009	2,234
Crude oil marine terminal volumes (MBPD)	824	588	799	642	761
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	17,514	14,556	16,935	14,144	16,653
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	101	96	105	98	105
Butane isomerization volumes (MBPD)	122	108	109	85	103
Standalone DIB processing volumes (MBPD)	165	153	159	155	157
Octane enhancement and related plant sales volumes (MBPD) (6)	40	39	39	33	37
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	758	782	750	889	742
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	166	264	200	243	200
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,676	6,310	6,604	6,287	6,584
Natural gas pipeline transportation volumes (BBtus/d)	17,514	14,556	16,935	14,144	16,653
Equivalent pipeline transportation volumes (MBPD) (8)	11,285	10,141	11,061	10,009	10,966
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,737	1,516	1,712	1,546	1,658

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)
Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities.  The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.

(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Chambers County complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2021 by quarter:
First Quarter	$2.71	$0.24	$0.89	$0.94	$0.93	$1.33	$0.73	$0.44
Second Quarter	$2.83	$0.26	$0.87	$0.97	$0.98	$1.46	$0.67	$0.27
Third Quarter	$4.02	$0.35	$1.16	$1.34	$1.34	$1.62	$0.82	$0.36
Fourth Quarter	$5.84	$0.39	$1.24	$1.46	$1.46	$1.82	$0.66	$0.33
2021 Averages	$3.85	$0.31	$1.04	$1.18	$1.18	$1.56	$0.72	$0.35

2022 by quarter:
First Quarter	$4.96	$0.40	$1.30	$1.59	$1.60	$2.21	$0.63	$0.39
Second Quarter	$7.17	$0.59	$1.24	$1.50	$1.68	$2.17	$0.61	$0.40
Third Quarter	$8.20	$0.55	$1.08	$1.19	$1.44	$1.72	$0.47	$0.28
2022 Averages	$6.78	$0.51	$1.21	$1.43	$1.57	$2.03	$0.57	$0.36

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service by IHS Markit (“IHS”).

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS.  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2021 by quarter:
First Quarter	$57.84	$59.00	$59.51	$59.99
Second Quarter	$66.07	$66.41	$66.90	$67.95
Third Quarter	$70.56	$70.74	$71.17	$71.51
Fourth Quarter	$77.19	$77.82	$78.27	$78.41
2021 Averages	$67.92	$68.49	$68.96	$69.47

2022 by quarter:
First Quarter	$94.29	$96.43	$96.77	$96.77
Second Quarter	$108.41	$109.66	$109.96	$110.17
Third Quarter	$91.56	$93.41	$93.77	$94.17
2022 Averages	$98.09	$99.83	$100.17	$100.37

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.95 per gallon during the third quarter of 2022 versus $0.84 per gallon during the third quarter of 2021.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$1,050	$2,370	$5,314	$6,387
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(441)	(492)	(4,309)	(1,721)
Cash contributions from noncontrolling interests	–	5	4	23
Cash distributions paid to noncontrolling interests	(33)	(44)	(115)	(115)
FCF (non-GAAP)	$576	$1,839	$894	$4,574
Net effect of changes in operating accounts, as applicable	900	(648)	682	(1,047)
Adjusted FCF (non-GAAP)	$1,476	$1,191	$1,576	$3,527

	For the Twelve Months Ended September 30,
	2022	2021
Net cash flow provided by operating activities (GAAP)	$7,440	$7,986
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(4,723)	(2,277)
Cash contributions from noncontrolling interests	53	33
Cash distributions paid to noncontrolling interests	(154)	(148)
FCF (non-GAAP)	$2,616	$5,594
Net effect of changes in operating accounts, as applicable	363	(971)
Adjusted FCF (non-GAAP)	$2,979	$4,623

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted Cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2022	2021	2022	2021	2022	2021
Adjusted Cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$1,050	$2,370	$5,314	$6,387	$7,440	$7,986
Adjustments to reconcile net cash flow provided by operating activities to Adjusted Cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	900	(648)	682	(1,047)	363	(971)
Adjusted CFFO (non-GAAP)	$1,950	$1,722	$5,996	$5,340	$7,803	$7,015

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow – UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021	2022
Distributable Cash Flow (“DCF”)
Net income attributable to common unitholders (GAAP)	$1,360	$1,153	$4,067	$3,606	$5,095
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	558	535	1,675	1,594	2,221
Cash distributions received from unconsolidated affiliates	132	148	411	447	554
Equity in income of unconsolidated affiliates	(111)	(137)	(335)	(447)	(471)
Asset impairment charges	29	29	48	113	168
Change in fair market value of derivative instruments	(48)	(47)	46	(86)	105
Deferred income tax expense	8	9	24	33	31
Sustaining capital expenditures (1)	(77)	(70)	(234)	(331)	(333)
Other, net (2)	11	(15)	1	(113)	(14)
Operational DCF	1,862	1,605	5,703	4,816	7,356
Proceeds from asset sales	6	8	20	58	26
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	–	75	–
DCF (non-GAAP)	$1,868	$1,613	$5,723	$4,949	$7,382
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(900)	648	(682)	1,047	(363)
Sustaining capital expenditures	77	70	234	331	333
Other, net	5	39	39	60	88
Net cash flow provided by operating activities (GAAP)	$1,050	$2,370	$5,314	$6,387	$7,440

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

(2)	The first nine months of 2021 include $100 million of accounts receivable that we do not expect to collect in the normal billing cycle.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021	2022
Net income (GAAP)	$1,392	$1,182	$4,163	$3,691	$5,227
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	536	511	1,606	1,531	2,130
Interest expense, including related amortization	309	316	937	955	1,265
Cash distributions received from unconsolidated affiliates	132	148	411	447	554
Equity in income of unconsolidated affiliates	(111)	(137)	(335)	(447)	(471)
Asset impairment charges	29	29	48	113	168
Provision for income taxes	18	16	54	57	67
Change in fair market value of commodity derivative instruments	(48)	(47)	46	(86)	105
Other, net	1	(3)	3	8	–
Adjusted EBITDA (non-GAAP)	2,258	2,015	6,933	6,269	9,045
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(309)	(316)	(937)	(955)	(1,265)
Deferred income tax expense	8	9	24	33	31
Provision for income taxes	(18)	(16)	(54)	(57)	(67)
Net effect of changes in operating accounts, as applicable	(900)	648	(682)	1,047	(363)
Other, net	11	30	30	50	59
Net cash flow provided by operating activities (GAAP)	$1,050	$2,370	$5,314	$6,387	$7,440

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021	2022
Total gross operating margin (non-GAAP)	$2,321	$2,089	$6,941	$6,474	$9,028
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(524)	(503)	(1,569)	(1,498)	(2,082)
Asset impairment charges in operating costs and expenses	(29)	(29)	(48)	(113)	(168)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	(1)	3	(3)	(8)	–
General and administrative costs	(55)	(47)	(179)	(155)	(233)
Total operating income (GAAP)	$1,712	$1,513	$5,142	$4,700	$6,545

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021	2022
Capital investments:
Capital expenditures	$472	$505	$1,203	$1,806	$1,620
Cash used for business combinations, net of cash received	–	–	3,204	–	3,204
Investments in unconsolidated affiliates	1	–	1	1	2
Other investing activities	1	(1)	3	13	10
Total capital investments	$474	$504	$4,411	$1,820	$4,836

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2022	2021	2022	2021	2022
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$18	$38	$(12)	$90	$(62)
Crude Oil Pipelines & Services	31	11	(38)	–	(41)
Natural Gas Pipelines & Services	(1)	1	(2)	–	(4)
Petrochemical & Refined Products Services	–	(3)	6	(4)	2
Total mark-to-market impact on gross operating margin	$48	$47	$(46)	$86	$(105)